EXHIBIT 99(C)

         THIS STOCK OPTION AGREEMENT entered into as of ______________ between TII NETWORK TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and _____________ ("Optionee").

                              W I T N E S S E T H:

         WHEREAS, the Board of Directors of the Company has adopted, and the Company's stockholders have approved at the Company's 2003 Annual Meeting of Stockholders, the Company's 2003 Non-Employee Director Stock Option Plan, as amended on September 28, 2004 (the "Plan"), to foster the Company's ability to attract and retain the services of experienced and knowledgeable directors who are not common law employees of the Company and to provide additional incentive for such directors to continue to work for the best interests of the Company and its stockholders through the continuing ownership of shares of the Company's Common Stock, $.01 par value per share (the "Common Stock");

         NOW, THEREFORE, in consideration of the foregoing and the covenants contained herein, it is hereby agreed:

         1. The Company, in accordance with and subject to the terms and conditions of this Agreement and the Plan, grants to Optionee a stock option to purchase up to an aggregate of ________shares of Common Stock at an exercise price of $_____ per share (such number of shares and exercise price being subject to adjustment as provided in the Plan).

         2.  This  option  shall  expire  at  5:00  P.M.,   New  York  time,  on
____________, subject to earlier termination as provided in the Plan.

         3. This option shall vest and become exercisable, on a cumulative basis, in four equal quarterly installments commencing on the date hereof. Notwithstanding the foregoing, this option may not be exercised at any time in an amount less than 100 shares (or the remaining shares then covered by and purchasable under this option if less than 100 shares). This option may not be exercised in respect of a fraction of a share.

         4. This option shall be exercised by the giving of written notice to the Company at its New York office, presently 1385 Akron Street, Copiague, New York 11726, Attention: Vice President-Administration, specifying the number of shares of Common Stock being purchased and accompanied by the payment in full of the aggregate exercise price for the shares to be purchased in cash or by check. Optionee shall not have the rights of a stockholder with respect to shares subject to this option until the date of issuance of a stock certificate to Optionee for such shares. In addition, Optionee shall pay to the Company in cash or by check, upon demand, the amount, if any, which the Company determines is necessary to satisfy its obligation to withhold federal, state and local income and other taxes or other amounts incurred by reason of the grant or exercise of this option.


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         5. It is a condition  to the  exercise of this option that either (i) a
Registration Statement under the Securities Act of 1933, as amended, or any succeeding act (collectively, the "Securities Act"), with respect to the shares underlying this option shall be effective and current at the time of exercise of this option or (ii) in the opinion of counsel to the Company, there shall be an exemption from registration under the Securities Act for the issuance of shares of Common Stock upon such exercise. Nothing herein shall be construed as requiring the Company to register shares subject to the Plan for issuance or for resale.

         6. This option is subject to all of the terms and conditions of the Plan, receipt of a copy of which is acknowledged by Optionee. In the event of a conflict between the terms of this option and the terms of the Plan, the terms of the Plan shall govern. The Company may amend the Plan and options granted to the Optionee under the Plan, subject to the limitations contained in the Plan.

         7. This option may not be transferred otherwise than by will or the laws of descent and distribution and may be exercised, during Optionee's lifetime, only by Optionee or Optionee's legal representatives.

         8. This option shall be binding upon and inure to the benefit of any successor or assign of the Company and to the executor, administrator or other legal representative entitled by law and the Plan to the Optionee's rights hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                           TII NETWORK TECHNOLOGIES, INC.

                                           By:
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                                                  Timothy J. Roach, President


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                                                          (Optionee)


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                                                       (Optionee Address)